Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025, FutureTech II Acquisition Corp..
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of FutureTech II Acquisition Corp. effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(a)(2).
The Company was notified of the Staff determination on February 27, 2025. On March 4, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On April 30, 2024, the hearing was held. On May 13, 2024, the Panel reached a decision and a Decision letter was issued on June 14, 2024.
On June 14, 2024, the Panel reached a decision and decided to suspend the Company from the Exchange. The Company securities were suspended on February 26, 2025. The Staff determination to delist the Company securities became final on February 26, 2025.